EXHIBIT 99.1

                            FRONT PORCH DIGITAL INC.
                        Investors' Teleconference Update
                               September 30, 2002


THOMAS SWEENEY, CHAIRMAN OF THE BOARD:
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Welcome to the Front Porch Digital call. I am Tom Sweeney, Chairman of FPDI. I have with me Don Maggi, CEO of Front Porch, and Paul McKnight, Chief Financial Officer of Front Porch.

Today we will discuss a number of issues regarding Front Porch. Specifically, we will be discussing the company's performance in the third quarter, and our expectations for performance in the fourth quarter.

We will begin with a brief review of our products and services by Don Maggi.

Don, please review for our listeners our products and services and the applicable markets.


DONALD MAGGI, CHIEF EXECUTIVE OFFICER:
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Front Porch Digital has created a unique set of software products and professional services for Medical, Financial and Rich Media Entertainment businesses.

These products include DivArchive, which is an archive management tool that is currently used in the Medical and Broadcast space. DivArchive provides users the ability to remotely and seamlessly access through their networks stored medical images and metadata on the medical side, as well video and metadata on the Broadcast side.

We also have developed our Bitstorm and Bitstream products, which enable a user to encode, with Bitstorm, its video library into a digital form to be saved in the archive. The Bitstorm product is unique in its ability to reach hardware levels of quality without being locked into any proprietary format that may create compatibility problems in the Broadcast workplace.

Bitstream and Bitstream Video On Demand are products that enable the end user to change from one broadcast format to another. This process automates the conversion of content generated by the broadcast video server into formats that may then be used in applications in the broadcast workflow.

We also offer Media Services through our operations located in Houston, Texas which has over ten years of experience in performing conversions and migrations of information assets, such as text documents, microfiche and images, including medical X Rays (DICOMM), together with any related data, from non-digital formats stored on legacy tape and optical storage systems to new digital formats that may then be stored and accessed from new tape, optical and disk storage devices. Media Services has developed expertise and core competencies in tape data migration and the management of data within three key applications that depend heavily on information accessibility, availability, protection and distribution: check imaging, medical imaging and document management.

During the third quarter of fiscal 2002, Front Porch Digital has moved ahead aggressively within our core competencies in the Medical, Broadcast and Financial markets. The most important event was our

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acquisition of DivArchive, which closed on July 31, 2002. The acquisition included the DivArchive products, customers and personnel, and all other assets of the business located in Toulouse, France.

We acquired DivArchive because it seamlessly integrates with our products in broadcast, as well as the services we provide in the medical and financial space. DivArchive enhances our ability to become an end-to-end solution, by integrating the DivArchive products with the Bitstorm and Bitstream products. We believe we now have a competitive advantage by having the key pieces to the broadcast workflow with Bitstorm and Bitstream and managing the archive with DivArchive. This has further enabled us to create VAST: Video Archive System Technology, which is the evolving reality of any content, anywhere, anytime.

We also are integrating the DivArchive products with our DICOMM mover, which migrates old medical images and metadata to new. We believe this will create new opportunities with the existing installations we have in the Medical space with Kodak in Europe. We have the DICOMM mover up and running at our offices in Europe and will be selling the service with the DivArchive software worldwide.

DivArchive is a mature 3-year-old product that currently has over 30+ plus installations in the Broadcast space, as well as a very strong distribution channel that includes the premier resellers and partners throughout Europe and Asia. Currently, DivArchive is installed in over 65% of all broadcasters outside of the United States that have converted to digital broadcast. This is important because in the U.S. broadcasters have been directed by the FCC to mandatorily convert to "all digital" broadcast by 2006.

MSI France also had a relationship with Kodak in the Medical market in Europe. This relationship is growing the market share of Kodak in Europe and enabling the DivArchive product to showcase its features, which out-perform our leading competitors.

The best showcase of our video products came at the IBC show in Amsterdam at which we demonstrated our products with our partners, including STK, Microsoft, Seachange and Harris. The show was an overwhelming success in the sense that our combined teams worked together flawlessly and demonstrated the advantages of the combined businesses. The responses we have received from the show have given us tremendous momentum and will lead to closing deals with many of the companies we met.

We also have accomplished quite a bit in the last 90 days in closing deals, including:

On the Financial side:

         A large financial institution that is also reselling our services

In Broadcast:

         Omni Labs from Australia
         CounterPoint
         Smartjog Paris
         Disney Europe
         Arkemedia
         TPS Satellite France
         CCTV  China
         CEI reseller to a Large broadcast company, which is PBS.

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And in Medical:

         UCL Hospital Belgium
         Stavanger  Norway
         Sundsvall Sweden
         St. Benoit  France

The value of these contracts totals over $2 million.


During the quarter, we also brought in Paul McKnight as our new CFO. Paul has been very helpful in the transition phase of the DivArchive acquisition.

In addition, we hired the investor public relations firm, Redington and Associates. Our engagement agreement was signed over the weekend and they intend to start working with us immediately.

Now Paul will provide the financial results anticipated from our activities of late.


PAUL MCKNIGHT, CHIEF FINANCIAL OFFICER:
--------------------------------------

The first financial subject I will cover on this call today is a preliminary look at the third quarter results. Included in these results are the effects of the MSI France acquisition, which took place effective July 31, 2002. Although we have not finalized the results, we will provide a range of results for the period ending September 30, 2002.

Our revenue recognition is dependent on the work and completion schedules of the projects we have sold. We had a delay in some of the media services completion schedules in the third quarter. Although this delay had a negative impact on the third quarter results, it increases the backlog of the jobs to be completed going forward. Accordingly, revenues for the three months ended September 30, 2002 are projected to be between $900,000 and $1,100,000. Expenses during this same period are projected to be between $2,000,000 and $2,100,000. This will result in a net operating loss of between $1,200,000 and $1,000,000.

Now for the financial guidance for the fourth quarter ending December 31, 2002. As we look at the activity level projected for the fourth quarter, we again evaluate the timing for the delivery of the various contracts that have been signed. Although we currently have a backlog of approximately $4,000,000, not all of the projects are scheduled to be delivered in the fourth quarter. In addition, clients can adjust the timing of the delivery schedules to suit their business needs. Accordingly, we will provide a range for our fourth quarter estimates.

On the lower end of the forecast, Front Porch Digital would have revenues for the three months ended December 31, 2002 of $2,000,000, which is approximately double the revenues from the third quarter. Expenses during this period would be approximately $2,500,000. This would result in a net operating loss of $500,000.

However, if we use the current schedule for the delivery of contracts to be completed in the fourth quarter, revenues for the three months ended December 31, 2002 would be approximately $3,000,000. Expenses associated with this revenue stream would be approximately $2,700,000, which would provide a net operating profit of $300,000 for Front Porch Digital.

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Our primary financial objectives for the fourth quarter are to ensure we meet the delivery schedules of our customers and to maintain a tight control over our operating expenses.

Now I would like to turn the call back to Tom Sweeney.


THOMAS SWEENEY, CHAIRMAN OF THE BOARD:
-------------------------------------

In summary, we have accomplished a great deal in the past 90 days.

1. We have completed the merger of the MSI French operations into FPDI, and have finished the integration of all personnel and systems.

2. We have recorded our first sales of DivArchive in the U.S., and just as importantly, we have recorded the first sales of DivArchive with our world class BitStream transcoder.

3. We have strengthened our board with the addition of two independent directors, Mr. Joe Bianco and Dr. David Cohen.

4. We have signed 13 contracts worth $2 million for the sale of DivArchive and transcoder products. In addition DivArchive and BitStream were chosen for use with the world's largest digital archive.

5. We signed media conversion contracts worth nearly $3 million, for delivery over the next two quarters.

6. Finally, we have signed a contract with Redington & Associates to represent FPDI to investors and interested institutions beginning in October.

Thank you for taking the time to listen to us this afternoon. We are encouraged by the positive response we are seeing in the marketplace to our products and services and extremely happy with the number of contracts we have signed in the past 90 days.

Thank you and good day.

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